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                                  EXHIBIT 99.1

For Immediate Release
Monday, October 12, 1998

Contact:
Shelly Vaughn - Director, Investor Relations
Phone:  (402) 596-8929
Fax  (402) 537-6197
E-Mail:  ir@abii.com

                    INFOUSA INC. ANNOUNCES KPMG PEAT MARWICK
                            AS INDEPENDENT ACCOUNTANT

(Omaha, NE) infoUSA Inc. (Nasdaq: ABIIA/ABIIB), FORMERLY NAMED American Business Information, Inc. announced today that KPMG Peat Markwick LLP had been selected as its independent public accountants, following the resignation of PricewaterhouseCoopers LLP due to its inability to satisfy auditor "independence" requirements. PricewaterhouseCoopers' resignation was required because of the promotion of the son-in-law of infoUSA director George Kubat to an officer position at PricewaterhouseCoopers' Omaha office.

         "We are pleased to have KPMG Peat Marwick serve as the Company's independent public accountants," said infoUSA CEO Vindo Gupta. "We appreciate PricewaterhouseCoopers' service to the Company over the past seven years, and were disappointed that the accounting profession's statutory independence rules required PricewaterhouseCoopers' resignation. There were no accounting disagreements between the Company and PricewaterhouseCoopers. We are happy that a firm of KPMG's stature and with its resources will be working with the Company."

infoUSA, www.infoUSA.com, formerly named American Business Information, is the leading provider of business and consumer marketing information products and data processing services in the United States and Canada. Nearly two million customers use the products and services for direct marketing, telemarketing, marketing planning, lead generation, sales planning, customer analysis and credit reference. Founded in 1972, the company headquarters are located at 5711 South 86th Circle, P.O. Box 27347, Omaha, Nebraska, 68127-0347. infoUSA Inc. can be contacted at (402) 593-4500.